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Exhibit 8.1

[LETTERHEAD OF KING & SPALDING LLP]

September 19, 2003

Foster Wheeler Holdings Ltd.
Perryville Corporate Park
Clinton, NJ 08809-4000

Re: Form S-4 Registration Statement

        Ladies and Gentlemen:

        We have acted as counsel for Foster Wheeler Holdings Ltd. (the "Company") in connection with the Registration Statement on Form S-4 filed on the date hereof with the Securities and Exchange Commission (the "Registration Statement") relating to the offer to exchange Cumulative Guaranteed Preferred Shares of the Company for any and all outstanding 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust, and hereby confirm our opinion that the statements set forth in the Prospectus included in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" in so far as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of matters described therein in all material respects.

        We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the caption "U.S. Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ King & Spalding LLP

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  Exhibit 8.1
[LETTERHEAD OF KING & SPALDING LLP]